EXHIBIT 5.1

                                  June 8, 2004


MSTG Solutions, Inc.
1353 Old Temescal Road, Suite 107
Corona, California 92881


     This letter will constitute an opinion upon the legality of the issuance by MSTG Solutions, Inc., a Nevada corporation, of options to purchase up to 3,000,000 shares of the Company's common stock and the sale by the Company and by certain selling shareholders of the Company of up to 11,281,400 shares of common stock, all as referred to in the Registration Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission.

      We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company, the applicable laws of the State of Nevada and a copy of the Registration Statement. In our opinion, the Company has duly authorized the issuance of the securities mentioned above and such securities, when issued or sold, will be legally issued, fully paid, and non-assessable.

                                               Very Truly Yours,

                                               HART & TRINEN, L.L.P.


                                              By /s/ William T. Hart
                                                 --------------------
                                                 William T. Hart


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